Exhibit 99.(a)(1)(C)

FORM OF ELECTION FORM

OFFER TO AMEND ELIGIBLE PORTION OF ELIGIBLE OPTION

I,               , hereby make the following election with respect to my Eligible Option(s) in the Offer made by Medarex, Inc. (“Medarex”) pursuant to the Offer to Amend Eligible Options dated March 12, 2007 (the “Offering Memorandum”). Capitalized terms not otherwise defined in this Election Form shall have the meaning set forth in the Offering Memorandum.

Subject to the foregoing, with respect to each Eligible Option identified in the table below, I hereby elect (by checking only one box):

☐            to amend the entire Eligible Portion of each Eligible Option identified in the table below.

☐   to NOT amend each Eligible Option identified in the table below:

Original Date of Grant	Original Option Exercise Price	Shares Subject to Eligible Portion	Corrected Exercise Price for Eligible Portion
	$		$

I hereby agree that, unless I revoke my election before 11:59 p.m., Eastern Time, on Monday, April 9, 2007 (or a later expiration date if Medarex extends the Offer), my election will be irrevocable, and if accepted by Medarex, this Election Form shall operate to amend the Eligible Option(s) as outlined above, subject to the terms and conditions described in the Offering Memorandum.

I hereby acknowledge that I may change the terms of my election by submitting a new Election Form via email to tenderoffer@medarex.com. Submissions made by any other means, including hand delivery, facsimile, inter-office mail or U.S. mail (or other postal service) will not be accepted. Any change of election received after the Expiration Time will be void and of no effect.

I agree that my decision to amend or not amend the Eligible Portion(s) of all my Eligible Option(s) in the Offer is entirely voluntary and is subject to the terms of the Offer. I further understand and agree I am not required to tender my Eligible Option(s). I understand that if I elect to tender an Eligible Option, I must tender the entire Eligible Portion of the Eligible Option. If I hold more than one Eligible Option and elect to participate in the Offer, I further understand that I must tender all of my Eligible Options and the Eligible Portions of each of my Eligible Options will be amended.

I acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Medarex (except on an at-will basis, unless otherwise required by local law). I agree that, except as set forth in the Offering Memorandum, Medarex has made no representations or warranties to me regarding this Offer or the future pricing of Medarex stock, and that my participation in this Offer is at my own discretion.

If I exercise my Eligible Option(s) as to the Eligible Portion(s) prior to the conclusion of this Offer, I will no longer be eligible to tender my Eligible Option(s) as to the portion that has been exercised and any election I have made as to such exercised portion will be of no further force and effect. If my service with Medarex terminates prior to the Expiration Time, I understand that I will no longer be eligible to participate in the Offer and any election I have made to amend my Eligible Option(s) will be of no further force and effect.

I hereby acknowledge and agree that neither Medarex nor any of its respective employees or agents, has made any recommendation to me as to whether or not I should accept the Offer to amend the Eligible Portion(s) of my Eligible Option(s) and that I am not relying on any information provided or representation made by Medarex or any of its respective employees or agents in accepting or rejecting the Offer, other than any information contained in the Offering Memorandum. I acknowledge that I have been afforded the opportunity to consult with my own investment, legal and tax advisors before making this election and that I have knowingly done so or knowingly declined to do so.

I understand that I should print and keep a copy of this completed Election Form as well as a copy of the “delivery receipt” from Outlook that I receive upon submitting the Election Form.

I understand that I will receive an Election Confirmation Statement via email at my Medarex email address within three business days after the date on which Medarex receives this Election Form. In addition, within three business days after the Expiration Time, I will receive via email at my Medarex email address the Final Election Confirmation Statement that confirms the last election that I made for my Eligible Option(s) as of the Expiration Time. I agree that I will print and keep a copy of all Election Confirmation Statements that I receive. In the event that I do not receive these Election Confirmation Statements confirming my elections in the time frames described above, I understand that it is my responsibility to send my printed copies of this Election Form, the email delivery receipt and any Election Confirmation Statement that I did receive to tenderoffer@medarex.com to evidence proper and timely submission of my Election Form.

I AGREE THAT MEDAREX SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN OR TO DECLINE THIS OFFER.

Option Holder Signature

Option Holder Name (Please Print)	Date

PLEASE SEND VIA EMAIL THE COMPLETED ELECTION FORM TO

TENDEROFFER@MEDAREX.COM SO THAT IT IS RECEIVED NO LATER THAN 11:59 P.M.,

EASTERN TIME, ON MONDAY, APRIL 9, 2007 (OR A LATER EXPIRATION DATE

IF MEDAREX EXTENDS THE OFFER).